Exhibit (c)(6)

INVESTMENT BANKING I DIVISION Discussion Materials Prepared for covetrus Goldman Sachs & Co. LLC Strictly Private and Confidential December 9, 2021

Today’s Agenda INVESTMENT BANKING I DIVISION • Review Public Market Perspective and Valuation Data Points on Covetrus • Review Status Quo Valuation for Revised Base Case • Review Illustrative Valuation Analysis for Technology Investment Case • Discuss Process Alternatives and Recommendations

INVESTMENT BANKING I DIVISION • Review Public Market Perspective and Valuation Data Points on Covetrus • Review Status Quo Valuation for Revised Base Case • Review Illustrative Valuation Analysis for Technology Investment Case • Discuss Process Alternatives and Recommendations

Covetrus Trading Snapshot INVESTMENT BANKING I DIVISION ($ in millions, except share data) L TM Stock Price Performance Public Market Trading Overview Current Share Price $18.48 $45 VWAP 6,000.00 1-Month $ 18.18% 52 Week High 45% $40 3-Month $ 19.09 5,000.00 6-Month $ 21.38 Full~ Diluted Shares Outstandinlil 142.1 26.31 0 1-Year $ 4,000.00 Equity Value $ 2,626 (/) $35 0 Since IPO $ 20.56 2. 0 (+) Debt $ 1,071 Ql E CJ ·;: $30 3,000.00 Ql a.. ;,E (-)Cash $ 187 Cl 0 .E $25 2,000.00 > Enterprise Value $ 3,510 til 0 0 $20 1,000.00 Financial Performance 2021E 2022E 2023E $18.48 Revenue $ 4,594 $4,877 $ 5,189 $15 0.00 Dec-2020 Apr-2021 Aug-2021 Dec-2021 %Growth 5.9% 6.1% 6.4% NTM EV I EBITDA Multiple EBITDA $247 $276 $ 314 %Growth 9.2% 12.0% 13.5% 30x 1 Yr Avg: 17.3 x 52-Wk High: 24.4 X %Margin 5.4% 5.7% 6.0% 52-Wk Low: 11.7 x EPS $0.94 $ 1.05 $ 1.16 ~25x 0 %Growth 2.2% 11.7% 10.5% 1- m w -20x > Trading Metrics 2021E 2022E 2023E w :E l- EV/Revenue 0.8 X 0.7 X 0.7 X z 15x ·——————————————————————-·•EV/EBITDA 14.3 X 12.8 X 11.3 X I ~——————————————————————~ 19.7 X 17.6 X 15.9 X P/E 12.7 X 10x Dec-2020 Apr-2021 Aug-2021 Dec-2021 Source: Capita/IQ, IBES as of 07-Dec-2021

Covetrus Multiple Has Recently Contracted INvEsTMENT BANKING 1 DIVISION Since All-Time High Levels Achieved Earlier This Year NTM EV I EBITDA 40x Averaae 2Y 1Y 1M High Low Covetrus 16.1 X 17.4 X 12.7 X 24.4 X 8.4 X Distribution’ 8.6 8.8 8.8 10.4 6.7 Companion Animal Health3 20.2 22.4 23.6 24.5 11.6 •43.3x Profitable l-iCIT 14.8 17.C 18 8 19.5 9.2 Current Animal Health S&P 500 15.0 15.6 15.3 16.5 10.1 E-Commerce Solutions Multiple2 Q) 30x Q. E :J :e <( c 1- iiiw “g 20x s::.- C) ~ Q) ~E 1- :e z 10x Ox Feb-2019 Aug-2019 Jan-2020 Jul-2020 Dec-2020 Jun-2021 Dec-2021—covetrus—Distribution’—companion Animal Health3 Profitable HCIP—High Growth HCIT—S&P 500 Source: Bloomberg,CIQ and IBES, as of 07-Dec-2021. ‘Distribution includes ABC, CAH, MCK, Owen & Minor, Henry Schein, Patterson. ‘E-Commerce Solutions includes Chewy and PetMed Express. •companions Animal Health includes Dechra Pharma, Elanco, Phibro, Vetoquinol, Virbac, Zoetis, ldexx, and Heska. •Profitable HCIT includes lnvova/on, Evolent, Gerner, Change Healthcare, Health Equity, R1, IQVIA, and Si ni Health.

MWI’s Pre-Transaction Trading Levels and INVESTMENT BANKING I DIVISION Historical Premium to Distributors NTM EV I EBITDA CVET Current NTM Ave rase 5Y 3Y 2Y 1Y 20x EV/EBITDA: MWI 12.8 X 14.1 X 14.8 X 14.6 X 12.7 X Distributors· 7.8 8.3 9.2 9.8 Premium 5.0 5.8 5.6 4.8 ~ 16x 15.9 X ~ :::s ::E Distributors Current NTM ~ EV/EBITDA: iii 8.7 X ~s 12x .t: Cl 10.4 ~ X Q) E Implied i7 8x ~ z CVET Premium to Distributors: 4.0 x 4x Ox +———————-~———————~———————~———————~——————~ Jan-2010 Jan-2011 Jan-2012 Jan-2013 Jan-2014 Jan-2015—MWI—Distributors• Source.· Bloomberg, IBES, as of 07-Dec-2021 10istrubutors includes ABC, CAH, and MCK. Note. Above metrics as of undisturbed date of 12-Jan-2015

INVESTMENT BANKING DIVISION

Valuation Peer Benchmarking

Street Consensus

EV / 2022E EBITDA


12.8x
8.8x
17.2x
16.5x
43.1x
CVET
Distribution
Profitable HCIT
Companion Animal Health
Animal Health E-Commerce Solutions

EV / 2023E EBITDA


11.3x
8.2x
13.8x
14.7x
28.9x
CVET
Distribution
Profitable HCIT
Companion Animal Health
Animal Health E-Commerce Solutions

Source: CVET and peers based on IBES estimates as of 07-Dec-21
Note: Distribution includes ABC, CAH, MCK, Owen & Minor, Henry Schein, Patterson. Animal Health E-Commerce Solutions includes PetMed Express; Companions Animal Health includes Dechra Pharma, Elanco, Phibro, Vetoquinol, Virbac, Zoetis, Idexx, and Heska. Profitable HCIT includes Change Healthcare (priced as of undisturbed date of 05-Jan-21), Evolent, Cerner, Health Equity, R1, IQVIA, and Signify Health.

6

INVESTMENT BANKING DIVISION

Operational Peer Benchmarking

Management Projections (Base Case)

2021E – 2023E Revenue Growth


6.8%
19.3%
8.9%
3.2%
6.9%
8.9%
11.0%
CVET Distribution
CVET GTS
CVET Total
Distrubution
Companion Animal Heal h
Profitable HCIT
Animal Health E-Commerce Solutions

2021E – 2023E EBITDA Growth[1]


9.2%
34.9%
17.0%
4.4%
8.5%
15.0%
36.9%
CVET Distribution
CVET GTS
CVET Total
Distribution
Companion Animal Health
Profitable HCIT
Animal Health E-Commerce Solutions

2022 Gross Margin


16.1 %
35.6 %
19.6 %
10.1 %
58.3 %
50.0 %
28.3 %
CVET Distribution
CVET GTS
CVET Total
Distribution
Companion Animal Health
Profitable HCIT
Animal Health E-Commerce Solutions

2022 EBITDA Margin[1]


6.6 %
13.6 %
5.7 %
3.2%
22.9%
24.1%
7.4%
CVET Distribution
CVET GTS
CVET Total
Distribution
Companion Animal Health
Profitable HCIT
Animal Health E-Commerce Solutions

Source: CVET based on management projections as of 07-Dec-2021 (Base Case), peers based on IBES estimates as of 07-Dec-2021
Note: Distribution includes ABC, CAH, MCK, Owen & Minor, Henry Schein, Patterson. Animal Health E-Commerce Solutions includes PetMed Express; Companions Animal Health includes Dechra Pharma, Elanco, Phibro, Vetoquinol, Virbac, Zoetis, Idexx, and Heska. Profitable HCIT includes Change Healthcare (priced as of undisturbed date of 05-Jan-21), Evolent, Cerner, Health Equity, R1, IQVIA, and Signify Health. [1]Covetrus business units EBITDA burdened by corporate cost and contingency based on revenue contribution.

7

Profitable HCIT Valuation Benchmarking INVESTMENT BANKING I DIVISION ($ in millions) EV I 2022E EBITDA 32.4 X Median· 17 2 x 19.2 X 18.9 X 17.2 X 13.6 X r-— 11.1 X 9.4 X evolento · IQV IA Q..Cerner· CHL¥NGE covetrus R1, ¥‘ signifyhealth HEALTH HEALTHCARE GTS EV $2,653 $ 7,878 $62,824 $3,502 $ 3,806 $ 22,875 $ 10,911 YoY Rev Growth 17.2% 15.1% 7.6% 20.7% 8.9% 5.0% 7.2% 20.5% 22 Gross Margin 26.7% 26.3% 34.0% 50.0% 57.8% 83.1% 59.4% 35.6 % YoY EBITDA Growth 39.7% 19.7% 11.2% 23.0% 14.7% 8.3% 10.9% 28.1% 22 EBITDA Margin 7.8% 24.1% 22.4% 22.1% 34.0% 33.8% 32.3% 13.6 % Source.· IBES estimates as of 07-Dec-21, management projections Note.· Change Hea/thcare priced as of undisturbed date of 05-Jan-21. 81

INVESTMENT BANKING I DIVISION • Review Public Market Perspective and Valuation Data Points on Covetrus • Review Status Quo Valuation for Revised Base Case • Review Illustrative Valuation Analysis for Technology Investment Case • Discuss Process Alternatives and Recommendations

Financial Overview {Base Case) INVESTMENT BANKING I DIVISION ($ in millions) Revenue $7,208 $ 6,918 2020 2021 2022 2023 2024 2025 2026 2027 2028 %YoY 6.2% 9.2% 8.2% 7.5% 6.9% 5.5% 4.8% 4.2% Growth Adj. EBITDA 2020 2021 2022 2023 2024 2025 2026 2027 2028 % Margin 5.2% 5.4% 5.7% 6.4% 6.8% 7.3% 7.6% 7.8% 7.9% Source.· Management Projections; Note.· 2021 and 2022 Base Case has been adjusted to reflect the latest outlook for 2021 and known headwinds thereafter. Revised figures provide an updated view of YTG results and the anticipated 2022 budget

Illustrative Present Value of Future Share Price INVESTMENT BANKING I DIVISION Analysis {Base Case) NTM EV I EBITDA Multiple Method 1 ($ in millions, except per share data) 1 —————-¥ Illustrative FSP Analysis PVFSP at Year End 2023 I Illustrative : : NTM EV I EBITDA 1 NTM EBITDA Multiple ‘—————-’ .... 17.0x -ll- 15.0x 11.0 X 13.0 X 15.0 X 17.0 X -ll- 13.0x -ll- 11.0x 85.0% $ 16.88 $20.52 $24.17 $ 27.81 oQ) cns c- E- nsa.. In 100.0% $ 20.41 ~$28.99 $33.28 0 .5 ‘t: ns Q) en a.<( Current 2021 2022 2023 2024 115.0% $23.95 $28.88 $ 33.81 $38.74 NTM EBITDA $285 $349 $397 $459 PVFSP at Year End 2024 Illustrative 13.0 X 13.0 X 13.0 X 13.0 X NTM EBITDA Multiple NTM EBITDA Multiple Implied Future EV $3,705 $4,537 $5,161 $5,962 11.0 X 13.0 X 15.0 X 17.0 X (-) Net Debt (828) (748) (618) (471) Implied Future Equity Value $2,877 $3,789 $4,543 $5,491 Q) c 85.0% $ 18.57 $22.34 $ 26.10 $29.86 FDSO 142.2 142.6 142.8 143.0 o ns c-nsa.. Implied Future Stock Price $20.22 $26.57 $ 31.81 $38.41 E- .5In 100.0% $22.23 ~$ 31.08 $ 35.51 Present Value of Future 0 $19.66 $23.08 ns Stock Price1 ~ ~ en ~<( 115.0% $25.88 $ 30.97 $36.06 $41.15 % Premium to Current 6.4% 24.9% 33.7% 44.2 % Source. Management Base Case projections and Market data as of 07-Dec-2021 Note. Analysis assumes NTM EV/EBITDA multiple applied to forward year EBITDA and utilizes projected net debt per management projections. Red circles are meant to highlight corresponding numbers across various tables. 1 Future stock price discounted back to today utilizing an illustrative 11.9% cost of equitv.

Goldman Sachs

Illustrative Discounted Cash Flow Analysis

Base Case | ($ in millions, except per share data)

INVESTMENT BANKING DIVISION

Illustrative Unlevered Free Cash Flow

	2020	Q4 2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	Terminal
Total Sales	**$ 4,334**	**$ 1,151**	**$ 5,029**	**$ 5,442**	**$ 5,849**	**$ 6,253**	**$ 6,600**	**$ 6,918**	**$ 7,208**	**$ 7,208**
Rev % Growth			*9.2 %*	*8.2 %*	*7.5 %*	*6.9 %*	*5.5 %*	*4.8 %*	*4.2 %*	
Total Adj. EBITDA	**$ 227**	**$ 62**	**$ 285**	**$ 349**	**$ 397**	**$ 459**	**$ 500**	**$ 537**	**$ 570**	**$ 570**
% Margin			*5.7 %*	*6.4 %*	*6.8 %*	*7.3 %*	*7.6 %*	*7.8 %*	*7.9 %*	*7.9 %*
D&A		($43)	$(178)	$(194)	$(215)	$(232)	$(250)	$(262)	$(273)	$(112)
% of Sales			*(3.5)%*	*(3.6)%*	*(3.7)%*	*(3.7)%*	*(3.8)%*	*(3.8)%*	*(3.8)%*	
EBIT		**$ 20**	**$ 107**	**$ 155**	**$ 182**	**$ 226**	**$ 250**	**$ 275**	**$ 296**	**$ 458**
% Margin			*2.1 %*	*2.8 %*	*3.1 %*	*3.6 %*	*3.8 %*	*4.0 %*	*4.1 %*	*6.3 %*
(-) Tax		($4)	$(27)	$(39)	$(46)	$(57)	$(62)	$(69)	$(74)	$(114)
Tax Rate			*25.0 %*	*25.0 %*	*25.0 %*	*25.0 %*	*25.0 %*	*25.0 %*	*25.0 %*	*25.0 %*
NOPAT		**$ 16**	**$ 80**	**$ 116**	**$ 137**	**$ 170**	**$ 187**	**$ 206**	**$ 222**	**$ 343**
(+) D&A		$43	$ 178	$ 194	$ 215	$ 232	$ 250	$ 262	$ 273	112
(-) Δ in NWC		($2)	(52)	(55)	(48)	(53)	(58)	(42)	(38)	(19)
(-) Capex		(17)	(75)	(82)	(89)	(96)	(102)	(107)	(112)	(112)
Unlevered Free Cash Flow		**$ 39**	**$ 131**	**$ 172**	**$ 214**	**$ 253**	**$ 278**	**$ 319**	**$ 345**	**$ 324**

Implied Equity Value

		PGR		
		1.5 %	2.0 %	2.5 %
WACC	8.50 %	$ 3,098	$ 3,281	$ 3,495
	9.75 %	$ 2,453	$ 2,570	$ 2,704
	11.00 %	$ 1,979	$ 2,058	$ 2,146

Implied Share Price

		PGR		
		1.5 %	2.0 %	2.5 %
WACC	8.50 %	$ 22.48	$ 23.82	$ 25.36
	9.75 %	$ 17.80	$ 18.65	$ 19.62
	11.00 %	$ 14.37	$ 14.94	$ 15.58

Implied Terminal EV / EBITDA

		PGR		
		1.5 %	2.0 %	2.5 %
WACC	8.50 %	8.4 x	8.9 x	9.6 x
	9.75 %	7.1 x	7.5 x	7.9 x
	11.00 %	6.2 x	6.5 x	6.8 x

Source: Management Updated Base Case Projection
Note: Analysis valuation date of 07-Dec-2021.

12

INVESTMENT BANKING I DIVISION • Review Public Market Perspective and Valuation Data Points on Covetrus • Review Status Quo Valuation for Revised Base Case • Review Illustrative Valuation Analysis for Technology Investment Case • Discuss Process Alternatives and Recommendations

Overview of Key Assumptions INVESTMENT BANKING I DIVISION • The following set of pages attempt to frame the potential stock price performance when reflecting Management’s Technology Investment Case reviewed with the Board of Directors • The Technology Investment Case was prepared by Management and assumes operating the business differently by making additional investment in technology assets to support longer-term growth, including:—Additional apex and capex in near term to drive technology—Implementation of shared services—Aggressive M&A strategy with -$700 million of spend over the next years (assumes -$160million of stock directly issued to targets)—Reduction in service fee to drive increased commercial market share and greater share of compounding (5% reduction applied to 20% of the practices) • Executing on this strategy requires a significant incremental cash outlay (-$525mm on M&A,—$45mm on increased near-term apex and capex). We have modeled two scenarios to finance this cash outlay: 1. Access primary equity markets to finance funding short fall, with remainder financed through cash on hand I debt 2. Divest the international distribution business for cash • In scenario (1) where we issue primary capital, we have assumed the following:—Company raises $300 million of net proceeds in the equity markets mid-2022—Assumes CVET stock price of $21.21 based on 13.0x forward EBITDA with an 8% discount and subject to 5% fees and expenses—Results in 14.9 million shares issued or -10% of the shares outstanding pre-offering

Overview of Key Assumptions {Cont.) INVESTMENT BANKING I DIVISION • In the scenario (2) where we divest the International Distribution business for cash, we have assumed the following:—2022E EBITDA of $135 million 1—Purchase multiple of 9.0x (included sensitivity analysis on multiple)—Cost basis of $500 million for International Distribution with any overage subject to 10% cash tax rate—Net proceeds utilized to repay debt to a target of 3.0x EBITDA and finance future cash M&A—$5 million reduction to corporate expense at RemainCo • Under both scenarios, the longer-term growth and margin profile and the mix of profitability between Tech and Distribution should support multiple expansion, relative to the base case In order to be net neutral relative to the present value of future share price (PVFSP) of the base case at 13.0x forward EBITDA, the Company would PF forward EBITDA multiple to expand to 13.5x in the case where we do not divest the International Distribution business and 16.8x in the case where we are able to sell International Distribution for 9.0x 2022E EBITDA 1 Divested EBITDA unburdened by Corp Allocations.

Comparison of Base Case to Technology INVESTMENT BANKING I DIVISION Investment Case ($ in millions) Adj. EBITDA Capex (Incl. M&A) • Base $523 $487 • Tech lnv. Case 2021 2022 2023 2024 2025 2021 2022 2023 2024 2025 M&A Spend $411 $113 Net Debt Shares Outstanding1 $ 885 $869 164 164 164 162 2021 2022 2023 2024 2025 2021 2022 2023 2024 2025 Source.· Management Projections 1Tech lnv. Case assumes shares issued at 13.0x NTM EV I EBITDA from 01 22 through 01 2023 at an implied share price ranging from $15.00—$25.00 with primary shares issued Ł30;[, gross spread and illustrative 5% broker fee.

Goldman Sachs

Comparison of Base LRP to Technology Investment Case (Cont'd)

INVESTMENT BANKING DIVISION

($ in millions)

Base LRP (1)

	2021	2022	2023	2024	2025	21 - 25 CAGR
Revenue						
Distribution	$ 3,838	$ 4,129	$ 4,374	$ 4,601	$ 4,845	6 %
Technology	766	900	1,069	1,248	1,408	16 %
M&A						NA
Total Revenue	**$ 4,604**	**$ 5,029**	**$ 5,442**	**$ 5,849**	**$ 6,253**	**8 %**
% Distribution	83 %	82 %	80 %	79 %	77 %	
% Technology[1]	17 %	18 %	20 %	21 %	23 %	
EBITDA						
Distribution	$ 252	$ 271	$ 289	$ 303	$ 323	6 %
Technology	96	123	168	216	261	28 %
M&A						NA
Corp Expenses	(99)	(109)	(109)	(122)	(125)	
Total EBITDA	**$ 249**	**$ 285**	**$ 349**	**$ 397**	**$ 459**	**16 %**
% Distribution	72 %	69 %	63 %	58 %	55 %	
% Technology[1]	28 %	31 %	37 %	42 %	45 %	
Revenue Growth						
Distribution	4 %	8 %	6 %	5 %	5 %	
Technology[1]	20 %	18 %	19 %	17 %	13 %	
Total	**6 %**	**9 %**	**8 %**	**7 %**	**7 %**	
EBITDA Margin						
Distribution	7 %	7 %	7 %	7 %	7 %	
Technology[1]	13 %	14 %	16 %	17 %	19 %	
Total	**5 %**	**6 %**	**6 %**	**7 %**	**7 %**	
EBITDA Growth						
Distribution	14 %	8 %	7 %	5 %	7 %	
Technology[1]	45 %	28 %	37 %	28 %	21 %	
Total	**10 %**	**14 %**	**22 %**	**14 %**	**16 %**	

Technology Investment Case (2)

	2021	2022	2023	2024	2025	21 - 25 CAGR
Revenue						
Distribution	$ 3,838	$ 4,129	$ 4,374	$ 4,601	$ 4,845	6 %
Technology	766	900	1,078	1,279	1,482	18 %
M&A	1	53	124	147	174	NM
Total Revenue	**$ 4,605**	**$ 5,082**	**$ 5,575**	**$ 6,026**	**$ 6,501**	**9 %**
% Distribution	83 %	81 %	78 %	76 %	75 %	
% Technology[1]	17 %	19 %	22 %	24 %	25 %	
EBITDA						
Distribution	$ 252	$ 271	$ 289	$ 303	$ 323	6 %
Technology	96	111	158	216	268	29 %
M&A	0	16	37	44	51	NM
Corp Expenses	(99)	(129)	(113)	(119)	(119)	
Total EBITDA	**$ 249**	**$ 269**	**$ 372**	**$ 444**	**$ 523**	**20 %**
% Distribution	72 %	68 %	60 %	54 %	50 %	
% Technology[1]	28 %	32 %	40 %	46 %	50 %	
Revenue Growth						
Distribution	4 %	8 %	6 %	5 %	5 %	
Technology[1]	21 %	24 %	26 %	19 %	16 %	
Total	**6 %**	**10 %**	**10 %**	**8 %**	**8 %**	
EBITDA Margin						
Distribution	7 %	7 %	7 %	7 %	7 %	
Technology[1]	13 %	13 %	16 %	18 %	19 %	
Total	**5 %**	**5 %**	**7 %**	**7 %**	**8 %**	
EBITDA Growth						
Distribution	14 %	8 %	7 %	5 %	7 %	
Technology[1]	45 %	32 %	54 %	33 %	23 %	
Total	**10 %**	**8 %**	**38 %**	**19 %**	**18 %**	

Source: Management Projections; Note: Segment level metrics and % exclude allocation of corporate cost.
[1] Metrics Inclusive of M&A Revenue and EBITDA.

17

Pro Forma Multiple Analysis -Technology INVESTMENT BANKING I DIVISION Investment Case 2022 2023 2024 Tech Multiple Tech Multiple Tech Multiple 16.0 X 18.0 X 20.0 X 16.0 X 18.0 X 20.0 X 16.0 X 18.0 X 20.0 X Q) Q) Q) 10.0 X 11.9 X 12.5 X 13.2 X 10.0 X 12.4 X 13.2 X 14.0 X 10.0 X 12.8 X 13.7 X 14.6 X 0.. 0.. 0.. E E E :l :l :l ::!! ::!! ::!! s:: s:: s:: 0 11.0 X 12.6 X 13.2 X 13.9 X 0 11.0 X 13.0 X 13.8 X 14.6 X 0 11.0 X 13.3 X 14.2 X 15.2 X :p :p :p :l :l :l .0 .0 .0 ...·s:: ·c ... ·c ... 1/) 1/) 1/) c 12.0 X 13.3 X 13.9 X 14.5 X c 12.0 X 13.6 X 14.4 X 15.2 X c 12.0 X 13.8 X 14.8 X 15.7 X Source.· Management Projections The change in mix from 32% technology in 2022 to 46% technology in 2024 equates to Note. Segment level metrics exclude allocation of corporate cost. approximately one turn of multiple expansion assuming SOTP 1 Analysis illustratively excludes the impact of unallocated corporate cost.

Illustrative Present Value of Future Share Price INVESTMENT BANKING I DIVISION Analysis {Tech. Investment Case) NTM EV I EBITDA Multiple Method 1 ($ in millions, except per share data) 1 —————-¥ Illustrative FSP Analysis PVFSP at Year End 2023 I Illustrative : : NTM EV I EBITDA 1 NTM EBITDA Multiple ‘—————-’ .... 17.0x -ll- 15.0x 11.0 X 13.0 X 15.0 X 17.0 X -ll- 13.0x -ll- 11.0x 85.0% $ 15.53 $ 19.07 $ 22.61 $ 26.15 oQ) cns c- E- nsa.. In 100.0% $ 18.97 $23.13 ~$31.46 0 .5ns ‘t: Q) en a.<( Current 2021 2022 2023 2024 115.0% $22.40 $27.19 $ 31.98 $36.76 NTM EBITDA $269 $372 $444 $523 PVFSP at Year End 2024 Illustrative 15.0 X 15.0 X 15.0 X 15.0 X NTM EBITDA Multiple NTM EBITDA Multiple Implied Future EV $4,037 $5,583 $6,655 $7,848 11.0 X 13.0 X 15.0 X 17.0 X (-) Net Debt (828) (885) (869) (710) Implied Future Equity Value $3,208 $4,698 $5,786 $7,138 Q) c 85.0% $ 17.67 $ 21.40 $ 25.13 $28.86 FDSO 142.4 163.0 164.6 164.8 c- o ns nsa.. Implied Future Stock Price $22.53 $28.83 $35.15 $43.32 E- .5In 100.0% $ 21.29 $ 25.67 ~$ 34.45 0 Present Value of Future ‘t: ns $21.90 $25.05 Q) en Stock Price1 ~ ~ a.<( 115.0% $ 24.91 $29.95 $35.00 $40.05 % Premium to Current 18.5% 35.6% 47.7% 62.7 % Source. Management Base Case projections and Market data as of 07-Dec-2021 Note. Analysis assumes NTM EVIEBITDA multiple applied to forward year EBITDA and utilizes projected net debt per management projections. Red circles are meant to highlight corresponding numbers across various tables. 1 Future stock price discounted back to today utilizing an illustrative 11.9% cost of equity.

Illustrative Impact from a Divestiture of INVESTMENT BANKING I DIVISION International Distribution ($ in millions) Illustrative Divestiture Proceeds Analysis Net Proceeds Sensitivity Analysis 8.0 X 9.0 X 10.0 X Net Proceed From Divestiture Divested 2022 EBITDA $ 135 $ 135 $ 135 Proceeds From Divestiture 1,077 1,212 1,346 Divested EBITDA Multiple Estimated Tax Basis (500) (500) (500) 8.0 X 9.0 X 10.0 X Taxable Proceeds 577 712 846 Tax Leakage 58 71 85 Post Tax Proceeds 1,019 1,140 1,262 2.0 X $ 211 $332 $ 453 Existing Debt $ 1,073 $ 1,073 $ 1,073 RemainCo 2021 EBITDA 132 132 132 Target 3.0 X $343 $464 $ 585 Existing Leverage 8.1 X 8.1 X 8.1 X Leverage RemainCo Target Leverage 3.0 X 3.0 X 3.0 X Pay Down Required $676 $676 $ 676 4.0 X $475 $596 $ 718 Proceeds Post Debt Paydown $ 343 $464 $585 Source.· Management Projections Note.· Divested businesses excludes any allocation of unallocated corporate expenses.

Comparison of Base Case to Technology lnvestmem;TMENTBANKINGI DIVISION Case Assuming a Divestiture of International Distribution ($ in millions) Adj. EBITDA Capex (Incl. M&A) • BaseCase $459 $456 • Divestiture Case 2021 2022 2023 2024 2025 2021 2022 2023 2024 2025 M&A Spend $411 $113 Net Debt Shares Outstanding1 $828 $828 152 152 152 $0 2021 2022 2023 2024 2025 2021 2022 2023 2024 2025 Source.· Management Projections 1Tech lnv. Case and Divestiture Case assumes shares issued at 13.0x NTM EV I EBITDA from 01 22 through 01 2023 at an implied share price ranging from $15.00—$25.00 with primary shares issued 8% gross spread and illustrative 5% broker fee.

Comparison of Base Case to Technology INVESTMENT BANKING I Investment Case DIVISION + Divestiture {Cont’d) ($ in millions) BaseCaseO Tech Investment Case + Divestiture 8 21 -25 21 -25 2021 2022 2023 2024 2025 CAGR 2021 2022 2023 2024 2025 CAGR Revenue Distribution $3,838 $4,129 $4,374 $4,601 6% $ 1,922 $2,076 $2,201 $ 2,311 6% Technology 766 900 1,069 1,248 16% 766 900 1,078 1,279 18% M&A 0 0 0 0 NM 1 53 124 147 NM Total Revenue $4,604 $ 5,029 $ 5,442 $ 5,849 <; 8%::> $2,689 $3,030 $3,402 $3,737 <f: 11% “::> % Distr bution 83% 82% 80% 79% 71% 69% 65% 62% % Technology1 17% 18% 20% 21% 29% 31% 35% 38% EBITDA Distribution $252 $271 $289 $303 6% $ 130 $ 137 $ 141 $ 145 $ 149 3% Technology $96 $ 123 $ 168 $216 28% 96 111 158 216 268 29% M&A $0 $0 $0 $0 NM 0 16 37 44 NM Co!E Ex[!enses $~99l $p 09l $~109l $p22l NM ~94l ~124l ~108l p14l NM Total EBITDA $249 $285 $349 $397 c 16%~ $ 132 $139 $229 $291 <; 28 o/U % Distr bution 72% 69% 63% 58% 72% 52% 42% 36% % Technology1 28% 31% 37% 42% 28% 48% 58% 64% Revenue Growth Distribution 4% 8% 6% 5% 5% 11% 8% 6% 5% 5% 1 17% Technology 20% 18% 19% 13% 21% 24% 26% 19% 16% Total 6% 9% 8% 7% 7% 13% 13% 12% 10% 9 % EBITDA Margin Distribution 7% 7% 7% 7% 7% 7% 7% 6% 6% 6% 1 13% 14% 16% 17% 13% 16% 19% Technology 19% 13% 18% Total 5% 6% 6% 7% 7% 5% 5% 7% 8% 9 % EBITDA Growth Distribution 14% 8% 7% 5% 7% 14% 5% 3% 3% 3% 1 37% Technology 45% 28% 28% 21% 45% 32% 54% 33% 23% Total 10% 14% 22% 14% 16% 10% 5% 64% 27% 22 % Source.· Management Projections; Note.· Segment level metrics and % exclude allocation of corporate cost. 1 Metrics Inclusive of M&A Revenue and EBITDA. 221

Pro Forma Multiple Analysis -Technology INVESTMENT BANKING I DIVISION Investment Case + Divestiture 2022 2023 2024 Tech Multiple Tech Multiple Tech Multiple 16.0 X 18.0 X 20.0 X 16.0 X 18.0 X 20.0 X 16.0 X 18.0 X 20.0 X Q) 14.8 X Q) 14.6 X Q) 16.4 X 10.0 X 12.9 X 13.9 X 10.0 X 13.5 X 15.8 X 10.0 X 13.9 X 15.1 X 0.. 0.. 0.. E E E :l :l :l ::!! ::!! ::!! s:: s:: s:: 0 11.0 X 13.4 X 14.4 X 15.3 X 0 11.0 X 13.9 X 15.1 X 16.2 X 0 11.0 X 14.2 X 15.5 X 16.8 X :p :p :p :l :l :l .0 .0 .0 ...·s:: ·c ... ·c ... 1/) 1/) 1/) c 12.0 X 13.9 X 14.9 X 15.9 X c 12.0 X 14.3 X 15.5 X 16.6 X c 12.0 X 14.6 X 15.9 X 17.1 X Source.· Management Projections The change in mix from 48% technology in 2022 to 64% technology in 2024 equates to Note. Segment level metrics exclude allocation of corporate cost. approximately one turn of multiple expansion assuming SOTP 1 Analysis illustratively excludes the impact of unallocated corporate cost.

Illustrative Present Value of Future Share Price INVESTMENT BANKING I DIVISION Analysis {Tech. Investment Case+ Divestiture Case) NTM EV I EBITDA Multiple Method 1 ($ in millions, except per share data) 1 —————-¥ Illustrative FSP Analysis PVFSP at Year End 2023 I Illustrative : : NTM EV I EBITDA 1 NTM EBITDA Multiple ‘—————-’ .... 17.0x -ll- 15.0x 11.0 X 13.0 X 15.0 X 17.0 X -ll- 13.0x -ll- 11.0x 85.0% $ 12.75 $ 15.25 $ 17.75 $20.25 oQ) cns c- E- nsa.. In 100.0% $ 15.18 $ 18.12 $21.05 ~ $ 15.45 0 .5ns ‘t: Q) en a.<( 115.0% $ 17.60 $20.98 $24.36 $27.74 Current 2021 2022 2023 2024 NTM EBITDA $269 $229 $291 $354 PVFSP at Year End 2024 Illustrative 17.0 X 17.0 X 17.0 X 17.0 X NTM EBITDA Multiple NTM EBITDA Multiple Implied Future EV $4,575 $3,896 $4,944 $6,020 11.0 X 13.0 X 15.0 X 17.0 X (-) Net Debt (828) (207) (228) (80) Implied Future Equity Value $3,746 $3,690 $4,717 $5,940 Q) c 85.0% $ 14.73 $ 17.45 $ 20.17 $22.89 FDSO 142.6 150.5 152.6 152.8 o ns c- Implied Future Stock Price $24.52 nsa.. $26.27 $30.90 $38.86 E- 100.0% $ 17.37 $20.57 .5In $23.77~ Present Value of Future 0 $25.54 $21.30 ns Stock Price1 ~ ~ en ~<( 115.0% $ 20.01 $23.69 $27.37 $ 31.05 % Premium to Current 38.2% 15.3% 29.8% 45.9 % Source. Management Base Case projections and Market data as of 07-Dec-2021 Note. Analysis assumes NTM EV/EBITDA multiple applied to forward year EBITDA and utilizes projected net debt per management projections. Red circles are meant to highlight corresponding numbers across various tables. 1 Future stock price discounted back to today utilizing an illustrative 11.9% cost of equity.

Summary of PVFSP Sensitivity Analysis INVESTMENT BANKING I DIVISION PVFSP at Year End 2024 Base Case 0 Tech. Investment Case 8 NTM EBITDA Multiple NTM EBITDA Multiple 11.0 X 13.0 X 15.0 X 17.0 X 11.0 X 13.0 X 15.0 X 17.0 X 85.0% $ 18.57 $22.34 $ 26.10 $29.86 85.0% $ 17.67 $ 21.40 $ 25.13 $28.86 Cl) 1: Cl) 1: u ns u ns c::- c::-nsC.. nsC.. E- % $22.23 $26.65 $ 31.08 $ 35.51 E- $34.45 ‘- 1/) 100.0 ‘- 1/) 100.0% $ 21.29 $25.67 $30.06 ‘t: 0 ·=ns ....0 ·=ns Cl) C) ‘- C) C.<( 115.0% $25.88 $30.97 $ 36.06 $41.15 ~<( $ 24.91 115.0% $29.95 $35.00 $40.05 Tech. Investment Case+ Divestiture Case 8 NTM EBITDA Multiple 11.0 X 13.0 X 15.0 X 17.0 X Cl) 85.0% $ 14.73 $ 17.45 $ 20.17 $22.89 1: u ns c::-nsC.. e- 100.0% $ 17.37 $20.57 $23.77 $26.97 ‘- 1/) ‘t: 0 ·=ns Cl) C) c.<( 115.0% $ 20.01 $23.69 $27.37 $ 31.05 25 1

INVESTMENT BANKING I DIVISION • Review Public Market Perspective and Valuation Data Points on Covetrus • Review Status Quo Valuation for Revised Base Case • Review Illustrative Valuation Analysis for Technology Investment Case • Discuss Process Alternatives and Recommendations

Overview of Range of Strategic Alternatives INVESTMENT BANKING I DIVISION covetrus Tech Investment Case (increased M&A, higher near-term capex, Explore WholeCo Sale higher near-term opex & reduction in service fees) Status Quo Funded Through Capital Funded Through Divestiture Financial and Markets (Debt I Equity) of International Distribution Strategic Buyers v’ Retain existing portfolio of v’ Position business for medium-to v’ Same as funded through capital v’ Potential value creation benefit business units long-term growth by investing in markets plus: from control premium and buyer technologies and growth synergies v’ Continue to implement long-term platforms v’ Potential multiple re-rate strategic plan and unchanged v’ Benefit from scarcity value v’ Lower leverage I less dilution strategy v’ Proactive approach in a dynamic v’ v’ Streamlined transaction v’ market place retains strategic Potential to pivot to capital Shareholders participate in initiative markets funding, if desired potential upside )< Long-term strategic plan )< Funding requirements will result )< Loss of scale )< Potential for management implemented under public continued elevated leverage as Execution risk on M&A growth distraction and business )< company shareholder oversight well as dilution to existing and operational measures disruption )< Increasing competitive pressure shareholders )< )< Typically a more in-depth Execution on sale of on business model )< Execution risk on M&A growth international business diligence process and operational measures )< Limited visibility into realization )< Potential for management of public market value accretion )< Execution risk on financings distraction Potential to Structure a Process That Explores Both Options Simultaneously

Summary Process Overview INVESTMENT BANKING I DIVISION • Optionalitv: Evaluating multiple options concurrently to increase probability of a desirable outcome • Speed: Limit management distraction and gain strategic clarity as soon as possible • Confidentiality: Prevent leaks that could be potentially damaging to share price and commercial efforts • Reach out to a pre-selected group of potentially interested parties for WholeCo or parts of the Company • Provide limited, prepared private information under NDA before initial indications of value • Solicit initial indications of value for WholeCo as well as International Distribution • Structuring of the final process phase depends on nature and quality of initial indications of value • Preparation phase: -4-5 weeks • Phase 1: -4-6 weeks from initial outreach to indication of value • Phase II: -4-6 weeks is quickest to get to a definitive result, but will depend on Phase I feedback

Process Overview & Recommendations INVESTMENT BANKING I DIVISION Preparation Phase • Process designed to identify the most attractive alternative for Covetrus shareholders while minimizing disruption to the Company • In order to accomplish these objectives and maximize competitive tension, we recommend buyer selection based on the following criteria: Financial sponsors: Ability to complete a transaction of this size and have either asset that can create synergies or category expertise Strategic buyers: Ability to generate synergies and alignment with strategic direction • GS recommends the Company to simultaneously explore a transaction for the WholeCo and a potential sale of International Distribution For buyers that could be interested in both a WholeCo and distribution, we will develop an appropriate script on preferred transaction structure This concurrent approach will allow us to better assess value creation of our own standalone path in comparison to transaction alternatives • Over the next month, GS will work with management to develop a comprehensive set of materials to share with interested parties Detailed management presentation that highlights the unique attributes of the business and the broader opportunity set in the category—Materials will include some customization based on the audience (e.g. International Distribution buyer, strategic buyer, financial buyer)—Historical and projected financial information highlighting key drivers of performance and momentum in the business and brings to life why the current share price is dislocated from the intrinsic value of the Company • In early January, we will finalize buyer list and commence outreach to potential counterparties

Process Overview & Recommendations {Cont’d) INVESTMENT BANKING I DIVISION Phase I & II • After signing parties up to NDAs, we will share the management presentation and schedule 2-hour meeting between management and potential buyer—GS will work with management to prepare to tell the Covetrus story and tailor messaging accordingly • Post management meetings, GS will facilitate a limited amount of Q&A for interested parties and will request an indication of value by mid/late February—GS will stay in regular communication with parties throughout the process to understand their areas of focus and specific interest • The goal of the process design will be to get an informed view by late February on: (a) value and (b) the probability to signing a contract for both the WholeCo and the international distribution segment—This information will inform how we design the next/final phase of the process • Depending on the indications of interest received and outcome of Phase I, there are a number of potential alternatives for the final phase, or Phase II: 1. Traditional Phase II diligence process with multiple parties competing independently and submitting final offers with committed financing and a contract markup—Process could be for WholeCo, International Distribution or both 2. Formation of one to three consortiums that will finalize diligence and submit final proposals together—Each consortium could consist of two financial buyers or a financial buyer with a strategic buyer—Formation of consortium and joint diligence process/coordination efforts might require additional time 3. Enter into negotiations with a single buyer on an accelerated timeline—Accelerated negotiation could be for WholeCo or International Distribution 4. Shut down the process and focus on execution of plan with potential financing through the capital markets

Key Process Considerations INVESTMENT BANKING I DIVISION • CD&R currently owns -25% of the Company and financial buyers will ask about their intentions • Precedent exists for financial sponsors acquiring businesses where there is another financial sponsor with a large minority position • Importance of being coordinated on messaging for CD&R’s potential process participation and intentions for their stake (e.g. willingness to roll a portion of their equity or inclination to sell) G Certain strategies are currently competitors or large customers of the Company • We believe and -are likely to have interest in learning more about the opportunity • Need to determine the risk of disclosing commercially sensitive non-public information, including that we are considering a process • If deemed low risk, we can call all strategies at the outset to ensure adequate time for them to evaluate the opportunity • If deemed medium risk or higher, we would recommend waiting until Phase II to engage with those strategies to balance insights from Phase I on viability while still giving those buyers enough time to become competitive 8 A carve-out sale of International Distribution may elongate the timeline • Standalone workstreams like carve-out financials or TSAs will likely require additional time to close (if this is the most attractive alternative) e Select buyers may express interest in technology assets only • While not contemplating a sale of just the Tech business, we are likely to have parties express interest solely in that segment—A sale of Tech to one buyer and Distribution to another party may be the most attractive alternative—Additionally, there is an opportunity for a party solely interested in Tech to partner with a party that is focused on Distribution • Through our interaction with potential buyers during the Phase I, we will continuously assess these dynamics and determine if a potential partnership between buyers has the opportunity to maximize value for shareholders • Parties likely only interested in Tech include ; additional financial sponsors might indicate an interest in Tech only

Illustrative Timeline INVESTMENT BANKING I DIVISION January February —- March Estimated—IBI —- 4Q 2021 Date Earnings Week Release ~ Feb 24th Preparation Execution Due Diligence I Preparation Phase I (4-5 weeks) (4-6 weeks) * Phase II and Final Negotiations(4-6 weeks- Who/eGo) * GS I Company to draft • GS to reach out with script to • Additional management management presentation potential buyers (no teaser access and refine detailed financial required for public company) • Access to full legal data room model • Distribute contract for review • Select group of parties to Prepare clearly broken out enter into NDA and receive by buyers and their counsel detail on International management presentation • Negotiate contract during the Distribution and financial model round to be able to sign with Finalize list of potential final offer • Allow for proposals for the partners and script I WholeCo or International • Length of round depends on proposals received and buyer messaging I NDA with Distribution only Management • Could be accelerated if deemed appropriate to drive value Indication of Value & Final Offer & Decision Point on Public Structure of Phase II Announcement

Preliminary Universe of Potentially Interested INVESTMENT BANKING I DIVISION Parties US Focused (Who/eGo only) International Focused (WholeCo I Distribution only) • Large fund to speak for equity • Historical interest in Company • Sector expertise Complementary Fit 1 Technology-focused only.

Overview of Potential Interested Parties INVESTMENT BANKING I DIVISION Financial Sponsors Buyer Key Contact Fund Size Rationale

Overview of Potential Interested Parties {Cont.) INVESTMENT BANKING I DIVISION Financial Sponsors Source: Public filings, company websites

Overview of Potential Interested Parties INVESTMENT BANKING I DIVISION Strategies Buyer Key Contact EV Rationale I Commentary Source: Public filings

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